As filed with the Securities and Exchange Commission on February 24, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________________

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.)

____________________________

Filed by the Registrant ☒

Filed by a Party other than the ☐

Registrant

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Sec. 240.14a-12

Innovator ETFs® Trust

(Name of Registrant as Specified In Its Charter)

__________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee paid previously with preliminary proxy materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Innovator ETFs® Trust

Please refer to the accompanying voting ballot for your specified Fund name(s)

Special Meeting of Shareholders: March 27, 2026

February 24, 2026

Dear Shareholder,

You are receiving this communication as you are a shareholder in one or more of the Innovator ETFs Trust Funds. There continues to be strong vote response regarding the Special Meeting of Shareholders, however, the Special Meeting has been adjourned until March 27, 2026.

Because the Funds are predominantly owned by retail shareholders like you, we ask that you join your fellow shareholders who have voted by signing, dating and mailing your proxy card in the postage paid return envelope today or please follow the voting instructions on your proxy card to vote by internet or telephone. Upon completion of your vote, all further outreach efforts will cease.

While the Fund’s investment strategies and fees will remain unchanged, shareholders are required to approve a new investment advisory agreement for the Funds and to elect fourteen nominees to the Board of Trustees of the Trust. Shareholder approval is needed because Goldman Sachs (through its subsidiary GSAM Holdings LLC) is buying all of Innovator’s ownership interests.

Vote by Phone by calling 1-866-210-4338 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.
Vote by Internet by visiting the internet address on the enclosed card and following the instructions.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Sodali Fund Solutions (“SFS”) at 1-866-210-4338. Please note that an SFS representative may call you to assist in voting.

Thank you,

/s/ h. bruce bond

h. bruce bond

President and Principal Executive Officer, Innovator ETFs® Trust